EXHIBIT 99.1

NEWS RELEASE

Broadcom Business Press Contacts: Bill Blanning or Eileen Algaze Corporate Communications 949-585-5555 or 949-585-5971 blanning@broadcom.com ealgaze@broadcom.com	Investor Relations Contact Nick Kormeluk Director, Investor Relations 949-585-6932 nickk@broadcom.com

Broadcom Updates Second Quarter 2001 Financial Outlook

Conference Call Scheduled Thursday, June 7, 8:45 a.m. Eastern Time

IRVINE, Calif. — June 6, 2001 — Broadcom Corporation (Nasdaq: BRCM) today updated the outlook for its financial performance for the second quarter ending June 30, 2001.

“The continued weakness in the technology sector requires that we lower expectations for second quarter revenue to a decrease of between 32% and 35% from the first quarter,” said Dr. Henry T. Nicholas III, Broadcom’s President and CEO. “Although current demand conditions continue to be soft, we are starting to see some signs of stabilization in the business for the second half of the year. We also continue to introduce new market-leading products and to gain important design wins with customers that position us well to compete effectively in our markets as the economy recovers.”

“In response to the numerous acquisitions made in the last two years and the current more challenging economic climate, we are taking steps to streamline our business,” Nicholas continued. “Accordingly, in the first quarter earnings conference call on April 18, we indicated that we were conducting a thorough review of all of our business units with the intent of making reductions in some areas and increasing the level of strategic investment in others. We are beginning to implement these plans during the current quarter. This will result in business unit re-alignment, net staffing reductions, facility consolidations, and other actions that will result in an associated charge to be taken during the second quarter.”

Conference Call

Broadcom will conduct a conference call with analysts and investors to discuss its updated second quarter outlook tomorrow (Thursday June 7) at 8:45 a.m. Eastern Time (5:45 a.m. Pacific Time). The company will broadcast the conference over the Internet. To listen to the call, please visit the Investor Information section of the Broadcom Website at www.broadcom.com/investor or go to www.streetfusion.com. The Webcast will be recorded and available for replay until 5:00 p.m. Pacific Time on June 14, 2001.

About Broadcom

Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Using proprietary technologies and advanced design methodologies, Broadcom designs, develops and supplies complete system-on-a-chip solutions and related applications for digital cable set-top boxes and cable modems, high-speed local, metropolitan and wide area and optical networks, home networking, Voice over Internet Protocol (VoIP), carrier access, residential broadband gateways, direct broadcast satellite and terrestrial digital broadcast, digital subscriber lines (xDSL), wireless communications, System I/O™ server solutions and network processing. Broadcom is headquartered in Irvine, Calif., and may be contacted at 949-450-8700 or at www.broadcom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release and our comments during the conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management’s beliefs and certain assumptions made by us based upon information available to us at this time. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Broadcom include, but are not limited to, general economic conditions and specific conditions in the markets we address, including the recent significant economic slowdown in the technology sector and semiconductor industry; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; the effectiveness of our expense and product cost control and reduction efforts; changes in our product or customer mix; results of changes in our accounting for performance-based warrants; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; the rate at which our present and future customers and end-users adopt Broadcom’s technologies and products in our target markets; delays in the adoption and acceptance of industry standards in those markets; the volume of our product sales and pricing concessions on volume sales; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; intellectual property disputes and customer indemnification claims and other types of litigation risk; the availability and pricing of foundry and assembly capacity and raw materials; the risks inherent in our acquisitions of technologies and businesses, including the successful completion of technology and product development through volume production, integration issues and costs, and contractual, intellectual property and other issues; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly facilities; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; the effects of new and emerging technologies; the risks and uncertainties associated with our international operations; our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; the quality of our products and any remediation costs; the effects of natural disasters and other events beyond our control; the level of orders received that can be shipped in a fiscal quarter; and other factors.

Our Annual Report on Form 10-K, recent Quarterly Report on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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